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                                                                   Exhibit 3.3


                          AMENDED AND RESTATED BY-LAWS

                                       OF

                              YOUNG & RUBICAM INC.



                                    ARTICLE I

                                     OFFICES

              SECTION 1. REGISTERED OFFICE -- The registered office of Young & Rubicam Inc. (the "Corporation") is located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

              SECTION 2. OTHER OFFICES -- The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

              SECTION 1. ANNUAL MEETINGS -- Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the principal office of the Corporation in the State of New York on the first Tuesday in April. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect, by a plurality vote, a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

              SECTION 2. SPECIAL MEETINGS -- Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the President or the Secretary and shall be called by such persons at the request in writing of at least two Directors.

              SECTION 3. VOTING -- Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy executed in writing by the stockholder or by his or her duly authorized attorney-in-fact. If a quorum is present, the affirmative vote of a majority of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote thereon shall be the act of the stockholders, unless the vote of a greater or lesser number of shares of stock is required by law, the Certificate of Incorporation of the Corporation or these Bylaws.
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              A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

              SECTION 4. QUORUM-- Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares of capital stock constituting a majority of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereat, shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders present in person or by proxy and entitled to vote thereat, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

              SECTION 5. NOTICE OF MEETINGS -- Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

              SECTION 6. ACTION WITHOUT MEETING -- Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of shares of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                   ARTICLE III

                                    DIRECTORS

              SECTION 1. NUMBER -- The number of the directors of the Corporation shall initially be fixed at nine, provided however, that in accordance with Section 5.01(b) of the Stockholders' Agreement dated as of December 12, 1996, by and among the HFCP Investors (as defined therein), the Initial Management Investors (as defined therein), the Management Voting


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Trust (as defined therein), and the Director Investors (as defined therein),
Young & Rubicam Holdings Inc., Young & Rubicam Inc., a New York corporation, the Corporation, and such other parties as may be added from time to time (the "Stockholders' Agreement"), in the event the Corporation fails to satisfy the Minimum Performance Standard (as defined in the Stockholders' Agreement), the size of the Board shall be increased to such number as is necessary, such that the HFCP Designees (as defined in the Stockholders' Agreement) then in office, plus additional individuals then designated by the HFCP Investors (as defined in the Stockholders' Agreement) would constitute a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board").

              SECTION 2. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled in accordance with
Article V of the Stockholders' Agreement, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the stockholders.

              SECTION 4. REMOVAL -- Subject to Article V of the Stockholders' Agreement any director or directors may be removed with or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors.

              SECTION 5. COMMITTEES-- The Board of Directors may, by resolution or resolutions passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more directors of the Corporation, selected in accordance with Section 5.02 of the Stockholders' Agreement.

              Except as expressly set forth in Article IV of these By-laws with respect to certain powers of the Compensation Committee, no such committee shall have and or exercise any of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation with respect to the matters set forth in Article IV of these By-laws.

              SECTION 6. MEETINGS -- The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.

              Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

              Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, and shall be called by the Secretary on the written request of any two directors, on at least one day's notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.

              Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board


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of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

              SECTION 7. QUORUM-- A majority of the Whole Board shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. Subject to the supermajority voting requirements set forth in Article IV hereof, the vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.

              SECTION 8. COMPENSATION -- The Joint Designees (as defined in the Stockholders' Agreement) but no other member of the Board of Directors, shall be compensated for their service as directors of the Corporation; provided, however, that expenses for attendance at meetings of the Board of Directors and committees of the Board of Directors shall be reimbursed for all members of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

              SECTION 9. ACTION WITHOUT MEETING -- Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

                                   ARTICLE IV

                              RESTRICTED ACTIVITIES

              SECTION 1. RESTRICTIONS -- (a) Except as contemplated in Section 5.04(a) of the Stockholders' Agreement (unless otherwise defined herein, capitalized terms used in this Section shall have the meaning ascribed to them in the Stockholders' Agreement), without the approval (i) by the unanimous vote of all members of the Board of Directors present at a duly held meeting of the Board of Directors at which (A) all Management Designees and (B) at least one HFCP Designee are present, (ii) by the unanimous written consent of all the members of the Board of Directors (at a time when there is no more than one vacancy among the HFCP Designees, or the Management Designees, respectively) or
(iii) by each of (A) the majority vote of the Board of Directors at a duly held meeting of the Board of Directors, (B) the Management Voting Trust (as evidenced by a written consent) and (C) the HFCP Investors (as evidenced by a written consent), the Corporation will not, and will not permit any of its Subsidiaries to, take any of the following actions:


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              (1) amend its certificate of incorporation, by-laws, or other organizational documents, or amend, terminate or waive any provision under, the Contribution Agreement, the Merger Agreements, the Special Compensation Arrangements or any Closing Agreement;

              (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or other equity interests, or purchase or redeem, directly or indirectly, any shares of its capital stock or other equity interests (other than (x) the repurchase of Shares pursuant to Articles II, Ill and IV of the Stockholders' Agreement, (y) dividends by a Subsidiary of the Corporation to the Corporation or a Subsidiary of the Corporation and (z) dividends or other distributions made by any entity in which the Corporation or any Subsidiary owns a minority interest, made in the normal course of business, consistent with past practice);

              (3) other than with respect to grant or exercise of the HFCP Options, the Roll-Over Options or the Executive Options, or pursuant to grants under the Restricted Stock Plan, issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class, any equity interest, or any Derivative Security, or any options, warrants, conversion or other rights to purchase any such shares, equity interests or Derivative Securities, or any securities convertible into or exchangeable for such shares, equity interests or Derivative Securities, or issue or authorize the issuance of any other security in respect of or in lieu of or in substitution for shares of its capital stock, equity interests or Derivative Securities, or enter into any agreements restricting the transfer of, or affecting the rights of holders of, shares of Common Stock, grant any preemptive or anti-dilutive rights to any holder of any class of securities of the Corporation, or grant registration rights with respect to any of the Corporation's securities;

              (4) except for amounts available for draw under the Credit Agreement, incur any indebtedness for borrowed money, guarantee any such indebtedness or issue or sell any debt securities, in excess of $20 million in the aggregate, or (other than pursuant to the revolving credit facility under the Credit Agreement) prepay or refinance any indebtedness for borrowed money;

              (5) engage in any Interested Party Transaction;

              (6) except as contemplated by the capital expenditure budget approved pursuant to clause (14) of this Article IV, acquire any assets or properties for cash or otherwise for an amount in excess of $10 million in the aggregate in one year;

              (7) replace the independent auditors of the Corporation or make any material change in any method of financial accounting or accounting practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

              (8) utilize, release or eliminate reserves that will have an impact on Proportionate EBITA in an amount in excess of $2 million in the aggregate during either the twelve month period ending on December 31, 1998 or the twelve month period ending December 31, 2000;

              (9) sell or otherwise dispose of assets material to the Corporation and its Subsidiaries taken as a whole, including any operating group or line of business;


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              (10) except with the approval of the Compensation Committee, increase by twenty percent or more the annual base compensation of any officer or key employee of the Corporation whose annual base compensation exceeded $250,000 in the preceding twelve months, or enter into or make any material change in any severance contract or arrangement with any such officer or key employee;

              (11) make any material change in the Bonus Pool or the overall compensation structure of the Corporation and its Subsidiaries;

              (12) consummate a complete liquidation or dissolution of the Corporation, a merger or consolidation (x) in which the Corporation is a constituent corporation or (y) with respect to which the shares of Common Stock would have the right to vote under applicable state law, a sale of all or substantially all of the Corporation's assets, or any similar business combination (provided, however, that nothing in this clause (12) shall prohibit the HFCP Investors from Transferring the Shares held by them in accordance with Articles II and III of the Stockholders' Agreement);

              (13) enter into any transaction involving in excess of $1 million other than in the ordinary course of business;

              (14) approve the annual capital expenditure budget of the Corporation and its Subsidiaries, taken as a whole;

              (15) appoint a new Chief Executive Officer of the Corporation; or

              (16) enter into any agreement (except the Stockholders' Agreement, the Merger Agreements and the Closing Agreements) with respect to the foregoing.

              (b) Clauses (a)(i)(A) and (a)(iii)(B) of Section 1 of this Article IV shall not apply if the Corporation as of the date such approval would otherwise be required hereunder is not in compliance with the Minimum Performance Standard. Clause (15) does not apply to removal of an existing officer.

              SECTION 2. TERM -- Upon the termination of the Stockholders' Agreement, this Article IV shall have no further force or effect.

                                    ARTICLE V

                                    OFFICERS

              SECTION 1. ELECTION; QUALIFICATIONS -- As soon as practicable after each annual meeting of shareholders, the Board of Directors shall elect or appoint a Chairman of the Board, one or more Vice Chairmen, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers, including assistant officers, as the Board of Directors may from time to time deem advisable. No officer need be a director of the Corporation. Any two or more offices may be held by the same person, except the offices of President and Secretary.


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              SECTION 2. TERM OF OFFICE; VACANCIES -- All officers shall be elected or appointed to hold office until the meeting of the Board of Directors following the next annual meeting of shareholders. Each officer shall hold office for such term, and until his or her successor has been elected or appointed and qualified unless he or she shall earlier resign, die, or be removed. Any vacancy occurring in any office, whether because of death, resignation or removal, with or without cause, or any other reason, shall be filled by the Board of Directors.

              SECTION 3. REMOVAL; RESIGNATION. Any officer may be removed by the Board of Directors with or without cause. Any officer may resign his or her office at any time, such resignation to be made in writing and to take effect immediately or on any future date stated in such writing, without acceptance by the Corporation.

              SECTION 4. POWERS AND DUTIES OF OFFICERS. Officers of the Corporation shall, unless otherwise provided by the Board of Directors, each have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be set forth in these By-Laws or may from time to time be specifically conferred or imposed by the Board of Directors. The President shall be the chief executive officer of the Corporation, unless otherwise designated by the Board of Directors.

              SECTION 5. SHARES OF OTHER CORPORATIONS. Whenever the Corporation is the holder of shares of any other corporation, any right or power of the Corporation as such shareholder (including the attendance, acting and voting at shareholders' meetings and execution of waivers, consents, proxies or other instruments) may be exercised on behalf of the Corporation by the Chairman, any Vice Chairman, the President, any Executive Vice President, any Senior Vice President, Secretary or such other person as the Board of Directors may authorize from time to time.

              SECTION 6. DELEGATION. In the event of the absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may at any time and from time to time delegate all or any part of the powers or duties of any officer to any other officer or officers or to any director or directors.

                                   ARTICLE VI

                              TRANSFER RESTRICTIONS

              SECTION 1. LIMITATIONS ON TRANSFERS. (a) Any Transfer of legal or beneficial ownership of Common Stock in breach of the Stockholders' Agreement shall be prohibited and be void ab initio, regardless of whether such Transfer has been recorded in the books of the Corporation and new certificates have been issued.

              (b) No employee or agent of the Corporation shall record any prohibited Transfer, and the purported transferee of such a prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Common Stock that is the subject of the prohibited Transfer. The Purported Transferee shall not be entitled, with respect to such stock, to any rights of a stockholder of the Corporation, including without any limitation, the right to vote such Common Stock or to receive dividends or distributions in respect thereof, if any.


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              (c) All certificates representing Common Stock shall bear a legend to the effect that such Common Stock is subject to the restrictions set forth in this Article VI.

              (d) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

              SECTION 2. TRANSFER. As used in this Article VI, the term "Transfer" shall mean the direct or indirect sale, transfer, assignment, pledge, hypothecation or other encumbrance or disposition of any shares (or any related voting trust certificates).

                                   ARTICLE VII

                                  MISCELLANEOUS

              SECTION 1. CERTIFICATES OF STOCK -- A certificate of stock shall be issued to each stockholder certifying the number of shares owned by such stockholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine.

              SECTION 2. LOST CERTIFICATES -- A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner's legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

              SECTION 3. TRANSFER OF SHARES -- The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

              SECTION 4. STOCKHOLDERS RECORD DATE -- In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days


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before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and
(3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

              SECTION 5. DIVIDENDS -- Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

              SECTION 6. SEAL -- The corporate seal of the Corporation shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

              SECTION 7. FISCAL YEAR -- The fiscal year of the Corporation shall be the calendar year unless otherwise determined by resolution of the Board of Directors.

              SECTION 8. CHECKS -- All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

              SECTION 9. NOTICE AND WAIVER OF NOTICE -- Whenever any notice is required to be given under these By-Laws, personal notice is not required (except in the case of notices pursuant to Article III, Section 6), and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation,


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and such notice shall be deemed to have been given on the day of such mailing.
Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated thereon, shall be deemed equivalent to such required notice.

                                  ARTICLE VIII

                                   AMENDMENTS

              Subject to the approval required by Article IV hereof, these By-Laws may be altered, amended or repealed, or new By-laws may be adopted (a) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, or (b) the Board of Directors by majority vote of those present at any meeting at which a quorum is present.



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